Exhibit 16.1

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

June 3, 2024

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for BM Technologies, Inc. and, under the date of April 5, 2024, we reported on the consolidated financial statements of BM Technologies, Inc. as of and for the years ended December 31, 2023 and 2022. On May 28, 2024, we notified BM Technologies, Inc. that the auditor-client relationship with KPMG LLP will cease upon the earlier of completion of our interim review of BM Technologies, Inc.’s condensed consolidated financial statements as of and for the three- and six-month periods ending June 30, 2024 or BM Technologies, Inc.’s engagement of a new independent registered public accounting firm. We have read BM Technologies, Inc.’s statements included under Item 4.01 of its Form 8-K dated June 3, 2024, and we agree with such statements, except that we are not in a position to agree or disagree with BM Technologies, Inc.’s statement that the change was not approved by the Board of Directors and Audit Committee and we are not in a position to agree or disagree with the statement that BM Technologies, Inc. initiated the Request for Proposal on May 3, 2024.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.